Exhibit 99.1

FOR RELEASE:	October 22, 2018

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

THIRD QUARTER 2018 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust Company (the “Bank”), today reported net income for the quarter ended September 30, 2018 of $4.3 million with basic and diluted earnings per share of $0.27, compared to net income of $1.8 million and basic and diluted earnings per share of $0.15 for the comparative quarter ended September 30, 2017. On a linked-quarter basis, the Company reported a $1.2 million increase in net income to $4.3 million for the third quarter ended September 30, 2018 from $3.1 million for the second quarter ended June 30, 2018. Net income for the quarter ended September 30, 2018 included a $459,000 reverse provision for loan losses.

The Company’s total assets have increased $58.0 million from $1.19 billion at December 31, 2017 to $1.25 billion at September 30, 2018. The increase in assets was primarily attributable to a $65.7 million increase in the Company’s interest-earning deposits in other banks and a $2.2 million increase in cash and due from banks from a follow-on common stock offering completed in August 2018. Gross loans increased by $11.5 million from $982.6 million at December 31, 2017 to $994.1 million at September 30, 2018.

Deposits decreased $20.9 million from $995.0 million at December 31, 2017 to $974.2 million at September 30, 2018. The Company’s time deposits decreased by $26.2 million and other deposit products increased by $5.3 million from December 31, 2017 to September 30, 2018 primarily due to a $39.9 million reduction in wholesale time deposits.

“The Company had an eventful third quarter. We had record earnings this quarter of $4.3 million which was partly due to the economies of scale related to our December 2017 acquisition of Premara Financial, Inc. and its subsidiary, Carolina Premier Bank. In late August, we completed a successful common stock offering that resulted in net proceeds to the Company of approximately $60.0 million. Then in mid-September, Hurricane Florence made landfall near Wilmington, North Carolina as a Category 1 storm. Those counties surrounding and inland from the landfall witnessed record rain totals resulting in major flooding for those areas. I am very pleased to report damages to our branches are expected to be less than $40,000,” President and Chief Executive Officer William L. Hedgepeth II stated. “We are in the process of reaching out to our customers in the affected areas to assess the level of impact Hurricane Florence had on them. It is very early in the recovery process, but so far, the vast majority of the customers we have contacted had little or no damage and have resumed normal operations. There are a few customers that sustained damage affecting their operations and we are working with those customers to determine a plan of action. Most of those customers with higher damage levels have insurance coverage that will be used to return those customers to operational status.”

Net income for the nine months ended September 30, 2018 was $9.3 million and basic earnings per share of $0.64 and diluted earnings per share were $0.63, compared to net income of $5.2 million, and basic and diluted earnings per share of $0.45 for the nine months ended September 30, 2017.

For the three months ended September 30, 2018, return on average assets was 1.41% and return on average equity was 10.65%, compared to 1.02% and 8.92%, respectively, for the three months ended June 30, 2018.

Non-performing loans increased to $11.2 million at September 30, 2018 from $10.1 million at June 30, 2018. Non-performing loans equaled 1.12% of total loans at September 30, 2018, increasing from 1.02% of total loans at June 30, 2018. Foreclosed real estate equaled $1.0 million at September 30, 2018, compared to $1.5 million at June 30, 2018. For the quarter, net recoveries were $20,000, or (0.01)% of average loans, compared to net recoveries of $13,000, or (0.01)% of average loans for the quarter ended June 30, 2018.

At September 30, 2018, the allowance for loan and lease losses (the “ALLL”) was $9.1 million or 0.92% of gross loans, compared to $9.5 million or 0.96% of gross loans at June 30, 2018, a net decrease of $439,000. The decrease was due to $20,000 in net charge offs and a reverse provision for loan losses of $459,000. The reverse provision positively impacted net income for the third quarter.

Net interest margin was 4.20% for the quarter ending September 30, 2018, as compared to 4.41% for the quarter ending June 30, 2018.

Hedgepeth went on to say, “We believe our loan pipeline is strong for the fourth quarter and we are expecting to see our gross loans increase as we approach year-end. In addition, we downstreamed $25.0 million of the proceeds from our August 2018 common stock offering to the Bank in September to improve our commercial real estate and construction loan concentration ratios and to provide additional capital to support our loan growth initiatives. The downstreamed capital also resulted in a reassessment of the qualitative factors associated with our loan concentrations in our ALLL calculation which was the primary driver in the reverse provision. In addition, we are continuing efforts to accumulate more information related to the damage due to Hurricane Florence. At this time, we are waiting to see what the amount of proceeds will be from our customers’ insurance claims and to see if there are additional customers who have experienced damage. We believe our ALLL of $9.1 million is adequate to provide for potential losses within the loan portfolio at September 30, 2018.”

“We are actively seeking new branch locations in the Raleigh/Wake County area and Charlotte, and we will enhance our presence in those areas,” Hedgepeth noted. “With the proceeds from our capital raise we have placed additional emphasis on organic loan growth in our current markets while continuing to evaluate possible strategic acquisition opportunities near our market footprint in the surrounding areas. This year has been and is shaping up to continue to be an exciting year for Select Bank & Trust. With our market expanded and the strong desire to grow, the team is very energized and we are working diligently to expand our relationships with our current customers and to establish new relationships with prospective customers.”

Select Bank & Trust has 18 branch offices in these North Carolina communities: Dunn, Burlington, Charlotte, Clinton, Elizabeth City, Fayetteville, Goldsboro, Greenville, Leland, Lillington, Lumberton, Morehead City, Raleigh, Washington, and Wilmington; and in the following South Carolina communities: Blacksburg, Rock Hill and Six Mile.

Non-GAAP Financial Measures

Certain financial measures we use to evaluate our performance and discuss in this release and the accompanying tables are identified as being “non-GAAP financial measures.” In accordance with the rules of the Securities and Exchange Commission, or the SEC, we classify a financial measure as being a non-GAAP (generally accepted accounting principles) financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of operations, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed in this release when comparing such non-GAAP financial measures.

Tangible book value per share is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as stockholders’ equity less goodwill and core deposit intangibles; and (b) tangible book value per share as tangible common equity (as described in clause (a)) divided by shares of common stock outstanding. For tangible book value per share, the most directly comparable financial measure calculated in accordance with GAAP is our book value per common share. A reconciliation of tangible book value per share to book value per share is included following the “Selected Financial Information and Other Data” table below.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

Important Note Regarding Forward-Looking Statements

The information as of and for the quarter ended September 30, 2018, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to anticipated market share growth, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to: our ability to manage growth; substantial changes in financial markets; our ability to obtain the synergies and expense efficiencies anticipated from our recent merger with Premara Financial, Inc. and Carolina Premier Bank; regulatory changes; changes in interest rates; loss of deposits and loan demand to other savings and financial institutions; and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

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Select Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months ended (unaudited)				At or for the twelve months ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	December 31, 2017	December 31, 2016	December 31, 2015
Summary of Operations:
Total interest income	$14,382	$14,187	$13,722	$10,981	$10,042	$39,617	$34,709	$33,341
Total interest expense	2,530	2,258	2,018	1,505	1,357	5,106	3,733	3,542
Net interest income	11,852	11,929	11,704	9,476	8,685	34,511	30,976	29,799
Provision for loan losses	(459)	557	141	276	202	1,367	1,516	890
Net interest income after provision	12,311	11,372	11,563	9,200	8,483	33,144	29,460	28,909
Noninterest income	1,066	1,226	1,165	786	778	3,072	3,222	3,292
Merger/Acquisition related expenses	-	-	1,826	1,888	278	2,166	-	378
Noninterest expense	7,800	8,602	8,458	7,207	6,161	25,153	22,281	21,852
Income before income taxes	5,577	3,996	2,444	891	2,822	8,897	10,401	9,971
Provision (reverse) for income taxes	1,256	886	547	2,936	1,043	5,712	3,647	3,418
Net Income (loss)	4,321	3,110	1,897	(2,045)	1,779	3,185	6,654	6,553
Dividends on Preferred Stock	-	-	-	-	-	-	4	77
Net income available to common shareholders (loss)	$4,321	$3,110	$1,897	$(2,045)	$1,779	$3,185	$6,750	$6,476

Share and Per Share Data:
Earnings (loss) per share - basic	$0.27	$0.22	$0.14	$(0.17)	$0.15	$0.27	$0.58	$0.56
Earnings (loss) per share - diluted	$0.27	$0.22	$0.13	$(0.17)	$0.15	$0.27	$0.58	$0.56
Book value per share	$10.61	$10.03	$9.82	$9.72	$9.42	$9.72	$8.95	$8.38
Tangible book value per share(5)	$9.21	$8.10	$7.87	$7.72	$8.78	$7.72	$8.29	$7.67
Ending shares outstanding	19,296,121	14,024,887	14,013,917	14,009,137	11,662,621	14,009,137	11,645,413	11,583,011
Weighted average shares outstanding:
Basic	15,858,455	14,019,273	14,011,707	12,071,392	11,662,580	11,763,050	11,610,705	11,502,800
Diluted	15,916,734	14,086,671	14,081,776	12,071,392	11,717,533	11,826,977	11,655,111	11,567,811

Selected Performance Ratios:
Return on average assets(2)	1.40%	1.02%	0.64%	(0.81)%	0.77%	0.35%	0.81%	0.86%
Return on average equity(2)	10.53%	8.92%	5.61%	(7.00)%	6.44%	2.93%	6.61%	6.42%
Net interest margin	4.20%	4.41%	4.45%	4.14%	4.19%	4.09%	4.06%	4.38%
Efficiency ratio (1)	60.38%	65.39%	65.72%	70.23%	65.11%	66.93%	65.15%	66.04%

Period End Balance Sheet Data:
Gross Loans	$992,805	$992,885	$978,275	$982,626	$763,432	$982,626	$677,195	$617,398
Total interest earning assets	1,078,871	1,107,695	1,094,694	1,063,322	833,766	1,063,322	770,288	726,408
Goodwill	24,579	24,579	24,579	24,904	6,931	24,904	6,931	6,931
Core Deposit Intangible	2,318	2,564	2,826	3,101	547	3,101	810	1,241
Total Assets	1,252,156	1,216,731	1,222,551	1,194,135	922,749	1,194,135	846,640	817,015
Deposits	974,161	993,484	1,009,481	995,044	775,022	995,044	679,661	651,161
Short-term debt	11,002	21,071	32,173	28,279	22,366	28,279	37,090	29,673
Long-term debt	57,372	57,372	39,372	19,372	12,372	19,372	23,039	28,703
Shareholders' equity	204,705	140,702	137,673	136,115	109,819	136,115	104,273	104,702

Selected Average Balances:
Gross Loans	$988,479	$990,036	$979,420	$809,608	$748,669	$732,089	$639,412	$578,759
Total interest earning assets	1,073,285	1,087,683	1,073,890	901,324	826,595	813,773	744,024	686,663
Core Deposit Intangible	2,411	2,661	2,955	1,007	589	640	1,020	1,330
Total Assets	1,228,259	1,219,225	1,198,588	997,450	914,986	898,943	829,315	765,284
Deposits	986,174	1,004,571	981,403	827,408	754,169	738,310	665,764	607,214
Short-term debt	17,542	21,289	36,726	23,476	32,703	34,523	32,111	32,316
Long-term debt	57,372	37,620	19,880	13,676	15,633	14,239	25,739	20,147
Shareholders' equity	162,799	139,810	137,092	115,874	109,537	108,709	102,110	102,068

Asset Quality Ratios:
Nonperforming loans	$11,162	$10,118	$8,338	$6,978	$6,153	$6,978	$9,430	$8,712
Other real estate owned	1,020	1,497	1,525	1,258	2,093	1,258	599	1,401
Allowance for loan losses	9,089	9,528	8,957	8,835	8,647	8,835	8,411	7,021
Nonperforming loans (3) to period-end loans	1.12%	1.02%	0.85%	0.71%	0.81%	0.71%	1.02%	1.41%
Allowance for loan losses to period-end loans	0.92%	0.96%	0.92%	0.90%	1.13%	0.90%	1.24%	1.14%
Delinquency Ratio (4)	0.53%	0.51%	0.25%	0.63%	0.38%	0.63%	0.44%	0.40%
Net loan charge-offs (recoveries) to average loans (2)	(0.01)%	(0.01)%	0.01%	0.05%	0.02%	0.13%	0.02%	0.12%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.

(2)	Annualized.

(3)	Nonperforming loans consist of non-accrual loans and restructured loans.

(4)	Delinquency Ratio includes loans 30-89 days past due and excludes non-accrual loans.

(5)	Tangible book value per share (a non-GAAP measure) is equal to total stockholders’ equity less goodwill, preferred stock and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period. Please refer to the table below for a reconciliation of this non-GAAP measure.

Reconciliation of GAAP to Non-GAAP Measures

($ in thousands, except per share data)

(Unaudited)

	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	December 31, 2017	December 31, 2016	December 31, 2015
Tangible common equity
Total shareholders’ equity	$204,705	$140,702	$137,673	$136,115	$109,819	$136,115	$104,273	$104,702
Adjustments:
Goodwill	24,579	24,579	24,579	24,904	6,931	24,904	6,931	6,931
Core deposit intangibles	2,318	2,564	2,826	3,101	547	3,101	810	1,241
Tangible common equity	$177,808	$113,559	$110,268	$108,110	$102,341	$108,110	$96,532	$96,530
Common shares outstanding(1)	19,296,121	14,024,887	14,013,917	14,009,137	11,662,621	14,009,137	11,645,413	11,583,011
Book value per common share(2)	$10.61	$10.03	$9.82	$9.72	$9.42	$9.72	$8.95	$8.38
Tangible book value per common share(3)	$9.21	$8.10	$7.87	$7.72	$8.78	$7.72	$8.29	$7.67

_________________________

(1)	Excludes the dilutive effect of common stock issuable upon exercise of outstanding stock options. The number of exercisable options outstanding was 58,279 as of September 30, 2018; 67,398 as of June 30, 2018; 70,069 as of March 31, 2018; 63,927 as of December 31, 2017; 54,953 as of September 30, 2017; 63,927 as of December 31, 2017; 44,406 as of December 31, 2016; and 65,011 as of December 31, 2015.

(2)	We calculate book value per common share as shareholders’ equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

(3)	We calculate tangible book value per common share as total stockholders’ equity less goodwill, preferred stock and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period.